                                                                    EXHIBIT 99.1

                            EXECUTIVE COMPENSATION OF
                        DUQUESNE LIGHT COMPANY EXECUTIVE
                    OFFICERS FOR 2002 AND SECURITY OWNERSHIP
                       OF DUQUESNE LIGHT COMPANY DIRECTORS
                 AND EXECUTIVE OFFICERS AS OF DECEMBER 31, 2002

Compensation

         The following Summary Compensation Table sets forth certain information as to cash and noncash compensation earned and either paid to, or accrued for the benefit of, the President and the four other named executive officers of Duquesne Light Company for service during the years indicated. Mr. Roque became an executive officer in 2001.

                           SUMMARY COMPENSATION TABLE

                                          Annual Compensation                   Long-Term Compensation

                                                                        ----------------------------------------
                                                                                 Awards               Payouts
---------------------------------------------------------------------------------------------------------------------------
           (a)                (b)        (c)         (d)         (e)         (f)            (g)          (h)        (i)
                                                                Other                   Securities                  All
                                                               Annual     Restricted    Underlying                 Other
                                                               Compen-      Stock       Performance      LTIP     Compen-
         Name and                      Salary       Bonus      sation      Award(s)    Options/SARs    Payouts     sation
    Principal Position       Year        ($)       ($)(1)      ($)(2)       ($)(3)        (#)(4)         ($)       ($)(5)


---------------------------------------------------------------------------------------------------------------------------

V. A. Roque                 2002      268,833      171,000        -           -            89,500         -        4,163
  President                 2001      254,000       23,275     67,018         -           121,287         -        3,989
---------------------------------------------------------------------------------------------------------------------------
J. G. Belechak              2002      174,250      110,250        -           -            24,000         -        5,181
 Sr. VP - Operations &      2001      129,000       76,950        -           -            21,000         -        5,098
 Customer Service           2000      103,934       44,362        -           -              -            -        4,435
---------------------------------------------------------------------------------------------------------------------------
M. L. Hogel                 2002      173,833      107,625        -           -            24,000         -        8,428
 Sr. VP & Chief             2001      136,500       76,950        -           -            21,000         -        8,000
 Admin. Officer             2000      125,000       60,750        -           -              -            -        8,000
---------------------------------------------------------------------------------------------------------------------------

S. R. Schott                2002      151,667       76,500        -           -            15,000         -        7,395
 VP & Controller            2001      115,008       67,500        -           -            13,000         -        4,041
                            2000      115,008       46,125        -           -               -           -        7,278
---------------------------------------------------------------------------------------------------------------------------
J. E. Wilson                2002      150,833       79,800        -           -            15,000         -        2,901
  VP - Corp. Dev.           2001      125,000       11,250        -           -            24,940         -        2,375
  & Rates                   2000      118,750       29,688        -           -            15,787         -        2,256
---------------------------------------------------------------------------------------------------------------------------

(1) The amount of any bonus compensation is determined annually based upon the prior year's performance and either paid or deferred (via an eligible participant's prior election) in the following year. The amounts shown are the awards earned in that year but established and paid or deferred in the subsequent years.

(2) Perquisites or personal benefits are not reported if, in the aggregate, they do not exceed the lesser of $50,000 or 10% of the named executive officer's salary and bonus for the covered year. Includes compensatory tax payments connected to the funding of non-qualified pension benefit accruals in 2001 for Mr. Roque of $48,559.

(3) None of the named executive officers holds any restricted shares. As reported in the Long-Term Incentive Plan Awards in Last Fiscal Year table below, the named executive officers were awarded performance shares in 2002. Payouts of these awards, if any, may be earned over two- and three-year periods, depending on total shareholder return. No payouts will be made if performance targets are not met. No dividends are paid with respect to performance shares before payout. The total performance shares awarded to the named executive officers and the hypothetical aggregate closing market price of such performance shares ($15.24 per share) on the last business day of 2002 were: for Mr. Roque (17,000, $259,080); Mr. Belechak (5,000, $76,200); Ms. Hogel (5,000,
         $76,200); Mr. Schott (3,000, $45,720); and Mr. Wilson (3,000, $45,720).

(4) Includes total number of stock options granted during the fiscal year, with or without tandem SARs and stock-for-stock (reload) options on option exercises, as applicable, whether vested or not. See table titled Option/SAR Grants in Last Fiscal Year. Once granted, the stock options can be exercised only if they become awarded and vested.

(5) Includes matching contributions under the 401(k) Retirement Savings Plan for Management Employees in 2002 for Mr. Roque: $4,163; Mr.
         Belechak: $5,181; Ms. Hogel: $5,139; and Mr. Schott: $4,478. Includes amounts for accrued, unused vacation sold to the company in 2002 by Mr.
         Roque: $8,654; Ms. Hogel: $3,289; Mr. Schott: $2,917; and Mr. Wilson:
         $2,901.

Supplemental Tables

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                Individual Grants

-------------------------------------------------------------------------------------------------------------------
           (a)                      (b)                (c)              (d)            (e)              (f)
-------------------------------------------------------------------------------------------------------------------
                                 Number of          % of Total
                                Securities         Options/SARs       Exercise                         Grant
                                Underlying          Granted to         or Base                          Date
           Name                Options/SARs          Employees          Price       Expiration        Present

-------------------------------------------------------------------------------------------------------------------
V. A. Roque                        89,500              20.8            15.015       12/16/2012         151,255

-------------------------------------------------------------------------------------------------------------------

J. G. Belechak                     24,000               5.5            15.015       12/16/2012          40,560

-------------------------------------------------------------------------------------------------------------------

M. L. Hogel                        24,000               5.5            15.015       12/16/2012          40,560
-------------------------------------------------------------------------------------------------------------------

S. R. Schott                       15,000               3.4            15.015       12/16/2012          25,350

-------------------------------------------------------------------------------------------------------------------

J. E. Wilson                       15,000               3.4            15.015       12/16/2012          25,250

-------------------------------------------------------------------------------------------------------------------

(1) The options become exercisable, if at all, in 50% increments after June 16, 2004 if the average daily closing price of DQE common stock on the New York Stock Exchange during any 30 consecutive trading day period exceeds $17.38 and $19.98, respectively. If either price target level is not met by December 16, 2005, the options associated with that portion of the grant will be forfeited. If either price target is met by December 16, 2005, the options associated with that portion of the grant will remain exercisable until the expiration date set forth in the table.

(2) The exercise price of the options is the fair market value of Common Stock on the date such options were granted. The exercise price may be payable in cash or previously owned shares of Common Stock held for at least six months.

(3) The grant date present value shown in column (f) gives the theoretical value of the options listed in column (b) on the grant dates using the Black-Scholes option pricing model, modified to account for the payment of dividends. The theoretical value of the option was calculated assuming an option life equal to the time period between the grant date and expiration date (10 years); a periodic risk-free rate of return equal to the yield of the 10-year U.S. Treasury note maturing on the option expiration date, as reported by Bloomberg Financial Markets on the grant date (4.159%); and an initial quarterly dividend immediately following the option grant date ($0.25), with an expected monthly stock price volatility as reported by Bloomberg Financial Markets over five years as of the month of the grant (29.88%). No adjustments to the grant date present values have been made with respect to exercise restrictions, forfeiture, or early exercise.

         The actual value, if any, an executive may realize will depend on the difference between the actual stock price and the exercise price on the date the option is exercised. There is no assurance that the value ultimately realized by an executive, if any, will be at or near the value estimated.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

-----------------------------------------------------------------------------------------------------------------------------
             (a)                        (b)              (c)                    (d)                           (e)
                                                                             Number of                     Value of
                                                                             Securities                   Unexercised
                                     Number of                         Underlying Unexercised            In-the-Money
                                     Securities                           Options/SARs at               Options/SARs at
                                     Underlying         Value           Fiscal Year-End (#)              Year-End ($)
                                    Options/SARs       Realized             Exercisable/                 Exercisable/
            Name                   Exercised (#)         ($)             Unexercisable (1)               Unexercisable

-----------------------------------------------------------------------------------------------------------------------------
V. A. Roque                              --               --              151,612/181,000                  0/31,325
-----------------------------------------------------------------------------------------------------------------------------
J. G. Belechak                           --               --                  0/45,000                      0/8,400
-----------------------------------------------------------------------------------------------------------------------------
M. L. Hogel                              --               --                  0/45,000                      0/8,400
-----------------------------------------------------------------------------------------------------------------------------
S. R. Schott                             --               --                  0/28,000                      0/5,250
-----------------------------------------------------------------------------------------------------------------------------
J. E. Wilson                             --               --               26,727/32,000                    0/5,250
----------------------------------------------------------------------------------------------------------------------------

(1) The numbers set forth include options/SARs previously granted (including those granted in 2002) but not yet earned. The number to be earned will be based on individual and corporate performance and may be earned by the officer over future periods from one to three years as established with each option grant.

               LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR



       ----------------------------------------------------------------------------------------------------------
                                                                         Estimated Future Payouts under
                                                                          Non-Stock Price-Based Plan(1)
       ----------------------------------------------------------------------------------------------------------
               (a)                (b)               (c)                (d)             (e)              (f)
                                                Performance
                               Number of          Or Other
                             Shares, Units      Period Until
                                Or Other        Maturation or       Threshold         Target         Maximum
              Name             Rights (#)          Payout              (#)              (#)            (#)
       ----------------------------------------------------------------------------------------------------------
       V. A. Roque                  8,500          1/1/04             2,125            8,500          17,000
                                    8,500          1/1/05             2,125            8,500          17,000
       ----------------------------------------------------------------------------------------------------------
       J. G. Belechak               2,500          1/1/04              625             2,500          5,000
                                    2,500          1/1/05              625             2,500          5,000
       ----------------------------------------------------------------------------------------------------------
       M. L. Hogel                  2,500          1/1/04              625             2,500          5,000
                                    2,500          1/1/05              625             2,500          5,000
       ----------------------------------------------------------------------------------------------------------
       S. R. Schott                 1,500          1/1/04              375             1,500          3,000
                                    1,500          1/1/05              375             1,500          3,000
       ----------------------------------------------------------------------------------------------------------
       J. E. Wilson                 1,500          1/1/04              375             1,500          3,000
                                    1,500          1/1/05              375             1,500          3,000
       ----------------------------------------------------------------------------------------------------------

(1) Amounts represent the potential issuance of DQE Common Stock to the named executive officers depending on the level of achievement (i.e., threshold, target or maximum) of the performance goals for the two- and three-year award periods. Participants will not receive any shares of DQE Common Stock under the program if DQE does not achieve the threshold level of performance objectives during the respective award period. Executive officers received awards of performance shares that are earned based on DQE's "total shareholder return" over two- and three-year periods. Total shareholder return is calculated by adding stock price appreciation and dividends over the applicable period and dividing the sum by the stock price at the beginning of the period. Payouts will be earned based on (1) DQE's achieving a minimum total shareholder return during the applicable period and (2) a comparison of DQE's total shareholder
         return for theperiod   with that of the Edison Electric Institute
         Index. Depending on that comparison, executive officers may earn between 0% and 200% of their target awards.

Retirement Plan

         Duquesne Light maintains tax-qualified and non-qualified defined benefit pension plans and arrangements that cover the named executive officers, among others. The following table illustrates the estimated annual straight-life annuity benefits payable at the normal retirement age of 65 to management employees in the specified earnings classifications and years of service shown:

                               PENSION PLAN TABLE

--------------------------------------------------------------------------------------------------------------------------
      Highest
    Consecutive
     Five-Year                                                  Yeras of Service
      Average
--------------------------------------------------------------------------------------------------------------------------
    Compensation           5            10             15             20            25            30            35
--------------------------------------------------------------------------------------------------------------------------
      $100,000           $ 8,000      $16,000       $ 23,000       $ 31,000      $ 38,000      $ 44,000      $ 49,000
--------------------------------------------------------------------------------------------------------------------------
      $200,000           $17,000      $34,000       $ 50,000       $ 67,000      $ 83,000      $ 96,000      $106,000
--------------------------------------------------------------------------------------------------------------------------
      $300,000           $26,000      $52,000       $ 77,000       $103,000      $128,000      $147,000      $162,000
--------------------------------------------------------------------------------------------------------------------------
      $400,000           $35,000      $70,000       $104,000       $139,000      $173,000      $199,000      $219,000
--------------------------------------------------------------------------------------------------------------------------
      $500,000           $44,000      $87,000       $131,000       $174,000      $218,000      $250,000      $275,000
--------------------------------------------------------------------------------------------------------------------------

         Compensation used for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table and stock option compensation prior to March 1, 1994. An employee who has at least five years of service has a vested interest in the retirement plan. Benefits are received by an employee upon retirement, which may be as early as age 55. Benefits are reduced by reason of retirement if commenced prior to age 60 or upon election of certain options under which benefits are payable to survivors upon the death of the employee. Pension amounts set forth in the above table reflect the integration with social security of the tax-qualified retirement plans. Retirement benefits are also subject to offset by other retirement plans under certain conditions.

         The current covered compensation and current years of credited service for the named executive officers is as follows: Mr. Roque ($303,193 and 16.3); Mr. Belechak ($141,926 and 20.9); Ms. Hogel ($169,433 and 13.8); Mr. Schott
($161,921 and 8.5); and Mr. Wilson ($132,173 and 13.3).

Employment Agreements

         We have stand-alone non-competition agreements with all of the executive officers named in the Summary Compensation Table. These agreements provide for non-disclosure of confidential information, non-competition in a specified geographic area, non-solicitation of customers and suppliers, among other provisions, for specified periods of time following termination of employment.

Beneficial Ownership of Stock

         DQE owns all of our outstanding voting stock.

         The following table shows all equity securities of DQE beneficially owned, directly or indirectly, as of March 10, 2003, by each director and by each executive officer named in the Summary Compensation Table:

                                        Total Shares of Common             Shares of Common Stock/
                                               Stock (1)                   Nature of Ownership (2)
                                       -------------------------    -------------------------------------
---------------------------------------------------------------------------------------------------------
Morgan K. O'Brien                             94,202                          4,931   IP, VP

---------------------------------------------------------------------------------------------------------
Frank A. Hoffmann                             23,424                            477   IP, VP
---------------------------------------------------------------------------------------------------------
Victor A. Roque                              161,531                          9,919   Joint, SIP, SVP
---------------------------------------------------------------------------------------------------------
Joseph G. Belechak                                 -                                    -
---------------------------------------------------------------------------------------------------------
Maureen L. Hogel                                 136                            136   IP, VP
---------------------------------------------------------------------------------------------------------
Stevan R. Schott                                   -                                    -
---------------------------------------------------------------------------------------------------------
James E. Wilson                               18,369                            392   IP, VP
---------------------------------------------------------------------------------------------------------
Directors and Executive                      328,752
     Officers as a Group
     (8 persons)
---------------------------------------------------------------------------------------------------------

         None of the individuals named in the table above owned beneficially more than one percent of the outstanding shares of DQE Common Stock. The directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of DQE Common Stock as of March 10, 2003.

(1) The amounts shown include shares of Common Stock which the individuals have a right to acquire within 60 days of March 10, 2003 through the exercise of stock options granted under the Long-Term Incentive Plan in the following amount: Mr. O'Brien: 89,271; Mr. Hoffmann: 22,947; Mr.
         Roque: 151,612; Mr. Wilson: 18,369; and all executive officers as a group: 312,778.

 (2) The term "Joint" means owned jointly with the person's spouse. The initials "VP" and "IP" mean sole voting power and sole investment power, respectively, and the initials "SVP" and "SIP" mean shared voting power and shared investment power, respectively.

         Messrs. Hoffmann, Roque, Belechak, Schott and Wilson, and Ms. Hogel also beneficially own 1,310; 944; 860; 476; 473; and 657 shares, respectively, of Duquesne Light Preference Stock, Plan Series A as of March 10, 2003. The Preference shares are held by the Employee Stock Ownership Plan trustee for Duquesne Light's 401(k) Plan on behalf of the Executive Officers, who have voting but not investment power. The Preference shares are redeemable for DQE Common Stock or cash on retirement, termination of employment, death, or disability. As of March 10, 2003, there were 505,441 shares of Preference Stock, Plan Series A outstanding. Mr. O'Brien does not own any preference shares.

         The directors and executive officers do not own any shares of Duquesne Light Preferred Stock or DQE Preferred Stock, Series A (Convertible).

Directors' Fees and Plans

         All the Directors of Duquesne Light are employees of our parent, DQE, Inc. and do not receive fees for their services as directors.



Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires Duquesne Light's directors and executive officers, and any persons who beneficially own more than 10% of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Preferred Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2003, all such Section 16(a) filing requirements were met.

Compensation Committee Interlocks and Insider Participation

         We dissolved the Compensation Committee on January 1, 2002. Its functions are now performed by the full Board of Directors, all of whom are officers of DQE, including our President, Victor Roque.

Duquesne Light Company Board of Directors

        Morgan K. O'Brien. Age 43. Director since June 1999. Previously Vice President - Finance from November 24, 1998 through May 2000. Vice President - Finance, Treasurer and Controller from November 1, 1998 to November 24, 1998; Vice President and Controller from October 1997 to November 1, 1998.

        For DQE, President and Chief Executive Officer since September 2001. Chief Operating Officer from August 2000 to September 2001. Executive Vice President - Corporate Development from January 2000 to August 2000. Vice President - Corporate Development from July 1999 to January 2000. Treasurer from November 1998 to July 1999. Vice President and Controller from October 1997 to July 1999.

        Frank A. Hoffmann. Age 51. Director since October 2001. Executive Vice President of DQE since October 2001. President and Treasurer of AquaSource, Inc. since July 2000. Vice President--Operations of DQE Systems, Inc. from January 2000 to July 2000. Vice President of DQE Systems from May 1999 to January 2000. General Manager, Marketing and Sales of Duquesne Light from 1995 to May 1999.

        Victor A. Roque. Age 56. Director since June 1999. President since October 2001. Previously Senior Vice President from November 1998 through April 2000, General Counsel from November 1994 through April 2000. Vice President from April 1995 to November 1998.

        For DQE, Executive Vice President since November 1998. General Counsel from November 1994 to October 2001. Corporate Secretary from May 2000 to October 2001. Vice President from April 1995 to November 1998.